Exhibit 99.1

TSS, INC. REPORTS STRONG SECOND QUARTER 2024 RESULTS

345% growth in Net Income and 62% improvement in Adjusted EBITDA compared to Q2 2023

ROUND ROCK, TX – Aug 14, 2024 – TSS, Inc. (OTCQB: TSSI), a data center services company that integrates AI and other high-performance computing infrastructure and software, today reported results for its second quarter and six-month period ended June 30, 2024.

“During Q2, we made a significant investment in our production capacity, which came online at the beginning of June,” said Darryll Dewan, CEO of TSS. “This expansion, compounded with process improvements, has significantly increased our volume capacity for rack integration and decreased the cycle time to complete each rack within our existing facility. The expansion was driven primarily by the surge in demand for server rack builds related to generative AI, as the AI market expands as a whole.”

“To be clear, the volume ramp we've been anticipating is now underway. Our OEM customers have robust pipelines and we are seeing their deals beginning to close including one significant program the was started in the second quarter and will more dramatically impact the third quarter. We believe our Q2 performance was a harbinger of results to come. Our strategic inclusion in key customer programs signals a bright future as OEM pipelines materialize.”

Second Quarter Highlights (unaudited):

●	Second quarter 2024 revenue of $12.2 million compared to $14.5 million in same period of 2023:
o	$7.2 million in higher yielding systems integration and facility management revenues, combined, representing an 83% increase;
o	$4.9 million in procurement revenues compared to $10.6 million in the prior year quarter.
●	Gross profit of $4.5 million, up 41% from the prior year quarter, driven by growth in higher yielding service lines.
●	Operating income growth of 74% from the prior year quarter.
●	Net income of $1.4 million, an increase of 345% from $0.3 million in the prior year quarter.
●	$2.0 million in Adjusted EBITDA, 62% growth from $1.2 million in the prior year quarter.
●	Increase in systems integration of AI-enabled racks beginning in the month of June 2024.

First Half Highlights (unaudited):

●	Revenue of $28.1 million for the six months ended June 30, 2024, or 33% growth compared to the first six months of 2023.
o	$11.5 million in higher yielding systems integration and facility management revenues, 30% growth compared to the same period in the prior year;
o	$16.5 million in procurement revenues, 34% growth compared to the same period in the prior year.
●	Gross profit of $7.3 million, up 48% from the prior year-to-date period, driven primarily from the growth in higher yielding service lines.
●	Operating income growth of 530% compared to the first half of 2023.
●	Net income of $1.4 million vs. a loss of $0.5 million in the prior year-to-date period
●	$2.4 million in Adjusted EBITDA for the six months ended June 30, 2024, 211% growth from $0.8 million in the comparable period of 2023.

Dewan continued, “Our performance in the first half of 2024 underscores our focus on execution. We delivered $28 million in total revenue - 33% year-over-year growth- and expanded profitability while simultaneously investing in the business. This is a robust turnaround from the loss in the first half of 2023. Important early AI-based customer programs began in the second quarter and have carried into the third quarter, setting the stage for a strong second half of the year. We remain optimistic about our future as we help shape the future of digital infrastructure.”

Quarterly Conference Call Details

The Company has scheduled a conference call to discuss the second quarter 2024 financial results for Wednesday, August 14, 2024, at 4:00 PM Eastern. To participate on the conference call, please dial (800) 715-9871 toll free from the U.S. or Canada. Other international callers may access the call at 1-646-307-1963. The event ID number is 1261274. Investors may also access a live audio webcast of this conference call and replay the call for one year following the webcast, at www.webcaster4.com/Webcast/Page/2294/51043. Please allow approximately four hours following completion of the call for the recorded webcast to be available. A link to this recorded webcast will also be provided on our website at https://tss-inc.ir.rdgfilings.com.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, provision for bad debts and certain extraordinary items. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may, or could, have a disproportionately positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS’s reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “prospects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: we may not have sufficient resources to fund our business and may need to issue debt or equity to obtain additional funding; our reliance on a significant portion of our revenues from a limited number of customers and our ability to diversify our customer base; risks relating to operating in a highly competitive industry; risks relating to supply chain challenges; risk related to changes in labor market conditions; risks related to the implementation of a new enterprise resource IT system; risks related to the development of our procurement services business; risks relating to rapid technological, structural, and competitive changes affecting the industries we serve; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating to our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; and other risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Company Contact:

TSS, Inc.

Danny Chism, CFO

Phone: (512) 310-1000

Or

Tad Druart, Pierpont Communications

(512) 497-9880

TSS, Inc.

Consolidated Balance Sheets

(In thousands except par values)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,311	$11,831
Contract and other receivables, net	6,995	3,527
Costs and estimated earnings in excess of billings on uncompleted contracts	524	1,310
Inventories, net	4,939	2,343
Prepaid expenses and other current assets	452	302
Total current assets	21,221	19,313
Property and equipment, net	2,205	628
Lease right-of-use assets	3,790	4,062
Goodwill	780	780
Intangible assets, net	-	-
Other assets	909	817
Total assets	$28,905	$25,600
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$13,693	$14,362
Deferred revenues, current	4,960	3,370
Current portion of lease liabilities	759	688
Total current liabilities	19,412	18,420
Deferred revenues, non-current	1,044	-
Non-current portion of lease liabilities	3,295	3,631
Total liabilities	23,751	22,051
Stockholders’ Equity
Preferred stock, $.0001 par value; 1,000 shares authorized at June 30, 2024 and December 31, 2023; none issued	-	-
Common stock, $.0001 par value; 49,000 shares authorized at June 30, 2024 and December 31, 2023; 24,244 and 23,533 issued; 22,302 and 21,771 outstanding at June 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	72,428	72,103
Treasury stock 1,942 and 1,762 shares at cost at June 30, 2024 and December 31, 2023	(2,382)	(2,245)
Accumulated deficit	(64,894)	(66,311)
Total stockholders' equity	5,154	3,549
Total liabilities and stockholders’ equity	$28,905	$25,600

TSS, Inc.

Condensed Consolidated Statements of Operations

(In thousands except per-share values, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Results of Operations:
Revenue	$12,159	$14,537	$28,052	$21,111
Cost of revenue	7,623	11,315	20,802	16,203
Gross profit	4,536	3,222	7,250	4,908
Operating expenses:
Selling, general and administrative	2,719	2,159	5,108	4,421
Depreciation and amortization	117	88	188	177
Total operating costs	2,836	2,247	5,296	4,598
Operating income	1,700	975	1,954	310
Interest expense, net	272	648	501	760
Other income (expense), net	-	-	-	-
Income (loss) before income taxes	1,428	327	1,453	(450)
Income tax expense	26	12	36	21
Net income (loss)	$1,402	$315	$1,417	$(471)

Earnings (loss) per common share - Basic	$0.06	$0.01	$0.06	$(0.02)
Earnings (loss) per common share - Diluted	$0.06	$0.01	$0.06	$(0.02)

TSS, Inc.

Adjusted EBITDA Reconciliation (GAAP to non-GAAP)

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net income (loss)	$1,402	$315	$1,417	$(471)
Interest expense, net	272	648	501	760
Depreciation and amortization	117	88	188	177
Income tax expense	26	12	36	21
EBITDA	$1,817	$1,063	$2,142	$487
Stock based compensation	155	160	305	299
Adjusted EBITDA	$1,972	$1,223	$2,447	$786